                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                               Nine
                                              Months                         Fiscal Year Ended
                                              Ended       -----------------------------------------------------------------------
                                            November 2,   February 2,    January 28,    January 29,    January 30,    January 31,
                                               1997         1997            1996           1995           1994           1993
                                            -----------   -----------    -----------    -----------    -----------    -----------
                                                                             (dollars in millions)
Income (loss) before income taxes
     and extraordinary loss                        $956          $747           $383           $213           ($39)          $143

Fixed Charges:
     Interest expense and amortization
          of debt discount and premium                1             8             17             15             14             11
     Interest factor on rentals                       8            11              7              7              6              5
                                            -----------   -----------    -----------    -----------    -----------    -----------
          Total Fixed Charges                         9            19             24             22             20             16

Income (loss) before income taxes,
     extraordinary loss, and fixed charges         $965          $766           $407           $235           ($19)          $159
                                            -----------   -----------    -----------    -----------    -----------    -----------

Ratio of Earnings to Fixed Charges(2)              99.2          41.0           16.7           10.9           --(1)          10.1
                                            ===========   ===========    ===========    ===========    ===========    ===========




(1) Earnings were inadequate to cover combined fixed charges requirements by $19M
(2) Ratios calculated based on underlying data in thousands
